SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                            November 3, 1998



                          LCA-Vision Inc.

       (Exact name of Registrant as specified in its Charter)


Delaware                      0-27610             11-2882328
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification Number)




7840 Montgomery Road, Cincinnati, Ohio                  45236
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On October 30, 1998 the Registrant issued the attached press release announcing its third quarter 1998 earnings.

On November 3, 1998, the Registrant issued the attached press release announcing that all its U.S. Centers are equipped with the new VISX Lasers approved today by the FDA for the treatment of Hyperopia, Centers expect to begin treating backlog of farsighted patients shortly.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated November 3, 1998
     99.2     Press Release dated October 30, 1998


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      LCA-VISION INC.



Date: November 6, 1998             By:/s/Larry P. Rapp
                                        Larry P. Rapp,
                                        Chief Financial Officer

                              Exhibit 99.1


Headline: ----------------------------------------------


Contacts:  Dr. Stephen N. Joffe     Ken DiPaola
           or Larry P. Rapp         or Joel Pomerantz
           LCA-Vision Inc.          The Dilenschneider Group, Inc.
           (513) 792-9292           (212) 922-0900



       LCA-VISION SAYS ALL ITS U.S. CENTERS ARE EQUIPPED WITH
             THE NEW VISX LASERS APPROVED TODAY BY THE FDA
                    FOR THE TREATMENT OF HYPEROPIA

Centers Expect to Begin Treating Backlog of Farsighted Patients
Shortly


CINCINNATI, November 3 -- Responding to today's FDA approval of the VISX Star S2 excimer laser to treat hyperopia or farsightedness, LCA-Vision Inc. (NASDAQ:LCAV), one of the largest U.S.-based providers of laser vision correction, said today all of its U.S. centers are equipped with the newly approved VISX lasers and that it will begin treating its backlog of farsighted patients shortly.

Commenting on today's approval, LCA-Vision Chairman and CEO Dr. Stephen Joffe said: "We already have a backlog of hundreds of prospective farsighted patients who have been awaiting this approval to receive full evaluation and treatment. As news of FDA approval to treat farsightedness circulates, we believe that number will rise significantly."

The FDA green light is expected to add more than 50 million additional hyperopic American adults to the pool of potential patients for laser vision correction. The FDA first approved laser treatment of myopia, or nearsightedness, in October, 1995, followed by approval to treat astigmatism in April, 1997. The number of laser vision correction procedures performed each quarter by LCA-Vision has been growing at triple-digit annual rates since early
1996. Industry estimates for the number of laser vision correction procedures that will be performed nationwide in 1998, range from 350,000 to 500,000, up from 200,000 in 1997.

LCA-Vision Inc., which operates 21 laser vision correction centers in the U.S., Canada, and Europe, is supported by a qualified and experienced network of 600 physicians and 800 referring optometrists. Since inception, more than 38,000 laser vision correction procedures have been performed at the company's centers.
LCA-Vision also manages laser, and minimally invasive, multi-specialty programs for major hospitals across the country.

                             # # #

Safe Harbor Statement: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


November 3, 1998
                      Exhibit 99.2

Headline: ----------------------------------------------


Contacts:  Dr. Stephen N. Joffe     Ken DiPaola
           or Larry P. Rapp         or Joel Pomerantz
           LCA-Vision Inc.          The Dilenschneider Group, Inc.
           (513) 792-9292           (212) 922-0900


          LCA-VISION REPORTS RECORD THIRD-QUARTER REVENUES;
            LASER VISION CORRECTION VOLUME UP 122 PERCENT

Company Is Cash Flow Positive; Cuts Per Share Loss to 2 Cents from 8 Cents Last Year

CINCINNATI, October 30, 1998 --- LCA-Vision Inc. (NASDAQ:LCAV), one of the largest U.S.-based providers of laser vision correction services, today reported record revenues and a sharp decline in losses for the third quarter ended September 30, 1998.

Third-quarter revenues from laser vision correction increased sharply, up 116 percent to a record $8,509,000, versus $3,948,000 a year ago. Procedure volume for the period grew to a record 6,093 procedures, up 122 percent from 2,749 procedures for the same quarter last year. Total revenues for the period rose 84 percent to $9,096,000, up from $4,956,000, a year ago.

In the third quarter, the company was again cash flow positive, underscoring the continued improvement in operating performance. EBITDA for the quarter rose to a positive $16,000, up from a deficit of $657,000 a year ago. The company also trimmed its third-quarter net loss to $759,000, or 2 cents per diluted share, compared with a net loss of $2,614,000, or 8 cents per diluted share, a year ago. Commenting on the results, LCA-Vision CEO Dr. Stephen Joffe said:
Procedure volume continues to accelerate at a healthy pace. We look for further progress in the fourth quarter and remain confident that we can achieve positive earnings per share in the first quarter of 1999.

Dr. Joffe continued: We reduced third-quarter general and administrative expenses by approximately $150,000 versus a year ago, even though marketing and advertising expenses grew by more than $500,000, reflecting the stepped-up spending needed to drive patient volume at our centers. The payoff on this kind of marketing investment is not immediate, but it should significantly benefit volume growth in future periods. The year-over-year increase in direct operating expenses this quarter was due primarily to increased physician and royalty fees, which are tied directly to higher volume.

Nine-month revenues from laser vision correction rose 194 percent to $23,423,000, versus $7,977,000 last year. Total revenues for the period rose 119 percent to $25,323,000, up from $11,558,000 for the same period a year ago. Including one-time restructuring charges of $10,500,000, recorded earlier this year, LCA-Vision's nine-month loss was $13,995,000, or 38 cents per diluted share. A year ago, the company lost $5,335,000, or 23 cents per diluted share, including a $1,100,000 restructuring provision.

Through the first nine months of 1998, the number of laser vision correction procedures performed by LCA-Vision rose 154 percent to a record 16,280, up from 6,412 procedures last year.

Demand Continues to Grow

Commenting on the sustained quarterly growth in procedure volume, Dr. Joffe added: Enthusiastic patient word-of-mouth continues to fuel accelerating demand. LASIK, the newest laser vision correction procedure, is another plus. It shortens recovery time dramatically and most patients can see a marked improvement shortly after this procedure is finished.

The anticipated FDA approval of treatment for farsightedness, or hyperopia, will add millions of additional potential patients and provide a further boost for laser vision correction. We have already made the considerable investment needed to equip all of our centers with the required VISX Star S2 lasers, so we can begin treating hyperopic patients very quickly.

LCA-Vision Inc. operates 21 laser vision correction centers in the
U.S., Canada and Europe.   Since inception, more than 38,000 laser
vision correction procedures have been performed at the company's centers. LCA-Vision also manages laser, and minimally invasive, hospital surgical programs.

Safe Harbor Statement: This release contains forwardlooking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

(See Accompanying Financial Tables)

                                                LCA-VISION INC.
                               Condensed Consolidated Statements of Operations
                      for the Three and Nine Months Ended September 30, 1998 and 1997
                                                 (Unaudited)
                            (Dollars in thousands, except per share amounts)

                                                 For the Three Months      For the Nine Months
                                                 Ended September 30,       Ended September 30,
                                                 --------------------      -------------------

                                                  1998         1997          1998        1997
                                                  ----         ----          ----        ----
Net revenues:
   Laser refractive eye surgery centers       $   8,509    $   3,948    $   23,423   $   7,977
   Multi-specialty laser surgery programs           431          657         1,338       2,142
   Other                                            156          351           562       1,439
                                               --------      -------      --------     -------
    Total net revenues                            9,096        4,956        25,323      11,558

Direct operating expenses                         6,332        2,711        17,987       7,124
General and administrative expenses               2,749        2,902         7,327       6,310
Center pre-opening expenses                         --           --            --          163
Depreciation and amortization                       692          611         2,815       1,443
Restructuring services                              --         1,100        10,500       1,100

Income (loss) from Operations                      (676)      (2,368)      (13,306)     (4,581)
Equity in income (loss) from
   unconsolidated affiliates                        108            5           144         (26)
Interest income                                     106           10           302          45
Interest expense                                   (108)        (267)         (698)       (774)
Other income (expense)                               37           44            98          57
Income (loss) before income tax                    (533)      (2,575)      (13,460)     (5,280)

Income tax expense                                   (8)           6          (145)        (56)

Net income (loss)                                  (541)      (2,569)      (13,605)     (5,335)

Accrued dividend - Class B
  preferred stock                                   218           45           390         139
Amount applicable to income (loss)
  per common share                           $     (759)   $  (2,614)   $  (13,995)  $  (5,474)
                                             ===========   ==========   ===========  ==========
Income (loss) per common share
   Basic                                     $    (0.02)  $    (0.08)   $    (0.38)  $    (0.23)
   Diluted                                   $    (0.02)  $    (0.08)   $    (0.38)  $    (0.23)
Weighted average common shares outstanding
   Basic and Diluted                         37,162,537   30,976,290    36,881,845   23,390,639

Operating (loss)                             $     (676)  $   (2,368)   $  (13,306)  $   (4,581)
Restructuring services                            --           1,100        10,500        1,100
Depreciation and amortization                       692          611         2,815        1,443
EBITDA                                       $       16   $     (657)   $        9   $   (2,038)
                                             ==========   ===========   ==========   ===========
